Exhibit 10.1

March 9, 2007

Dear Desiree:

This letter agreement and release (the “Agreement”) confirms the agreement entered into between you and your Employer regarding your voluntary separation from the Company and termination of your employment effective March 9, 2007 (“Termination Date”), and explains the package of separation pay and benefits that has been specially developed for you in consideration of a fully bargained for release and settlement of any and all claims that you have presently, may have or have had in the past arising from your employment with and termination of your employment from the Employer up to and including the Effective Date of this Agreement. Additionally, pursuant to this Agreement, you are releasing all claims against the Company. For purposes of this Agreement, the term “Employer” shall mean Jarden Corporation. The term “Company” shall mean the Employer and any of its subsidiary corporations, affiliates, divisions, and business units. “Effective Date” is defined in Section 16.

1. CONSIDERATION IN SETTLEMENT. You acknowledge that no representations of any kind have been made by the Employer to induce your execution of this Agreement and that the only representations made to you in order to obtain your consent to this Agreement are as stated herein. Accordingly, if you execute (and do not revoke) this Agreement, you will receive:

(a) CONTINUATION OF MEDICAL AND/OR DENTAL INSURANCE BENEFITS. If you elect to continue coverage pursuant to the Employer’s medical and/or dental insurance benefit plans as in effect and amended from time to time, pursuant to the provisions of COBRA as described in (b) below, your continued participation will be at the contribution level in effect for active employees until the earlier of (i) the end of twelve months after the Termination Date (the “Coverage Period”), (ii) you become eligible for Medicare, or (iii) you become eligible for coverage under medical and/or dental insurance benefit plans, as the case may be, of another employer through future employment. You are also eligible to continue your participation in the Employer’s flexible spending accounts on a post-tax basis.

(b) COBRA. You may elect COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985) continuation of medical and/or dental coverage for up to eighteen (18) months at a monthly premium equal to 102% of actual plan cost effective as of the Termination Date. During the Coverage Period only, if you elect to continue this coverage under the provisions of COBRA, the Employer will pay to you an amount equal to the employee monthly premium, less applicable withholdings, deductions and offsets, if any, until the earlier of (i) the end of the Coverage Period, (ii) the date you have undertaken new employment, and (iii) the date you are eligible for coverage under medical and/or dental insurance benefits plans of another employer. Such continuation of coverage under the Coverage Period will count as total time covered under COBRA. Specific costs and details will be provided to you on a timely basis.

(c) OPTIONS/RESTRICTED STOCK. As of the Termination Date, you will be entitled to the immediate vesting of all unvested options previously granted to you by the Company that would by their terms necessarily vest within one (1) year from the Termination Date if your employment with Jarden continued during such period. You will have one (1) year from the Termination Date to exercise any such stock options vested as of the Termination Date. As a consultant, during the term of the Consulting Agreement (as defined herein) you will continue to be an eligible participant in the Jarden Corporation Amended and Restated 2003 Stock Incentive Plan for the purpose of restricted stock awards and will be eligible for the lapsing of restrictions as to restricted stock granted to you prior to the date of this Agreement in accordance with the terms of that plan and the applicable restricted stock agreement(s).

2. OTHER BENEFIT PLANS. Effective as of the Termination Date, you acknowledge that you are no longer eligible to participate in any of the Employer’s other benefit plans including, but not limited to the Employer’s 401(k) plan (the “401(k) Plan”).

3. VACATION. As of the Termination Date, no further vacation shall accrue. You will not be paid for any unused vacation remaining at the time of your termination.

4. ELECTION. The acceptance of compensation and benefits available under this Agreement shall constitute a waiver of any severance pay to which you may have been entitled.

5. RETURN OF EMPLOYER AND COMPANY PROPERTY. You acknowledge that prior to receipt of any compensation and/or benefits as described in this Agreement, you will return all Employer and Company property which is in your possession. Such property includes, but is not limited to office keys, credit cards, computer discs and software, printers, fax machines, all documents, files and other information of the Employer and Company, whether or not the property constitutes confidential information or trade secrets, and other related Employer and Company books, equipment or records. Notwithstanding the foregoing, you may keep your Company-issued lap-top computer and blackberry handheld device.

6. REIMBURSEMENT OF EXPENSES. The Employer shall reimburse you for any and all business expenses for which you are entitled to reimbursement under the

Employer’s expense reimbursement policies and procedures in effect on the date hereof. All expenses for reimbursement shall be submitted within thirty (30) days from the date of this Agreement, and the Employer shall process such expenses promptly. Any expenses submitted after this thirty (30) day will not be paid.

7. NON-DUPLICATION OF BENEFITS. The amount of any payments hereunder shall be reduced on a dollar for dollar basis by any disability, severance, separation or termination pay benefits that the Employer pays or is required to pay you through insurance or otherwise under any plan or contract or under any federal or state law; provided, however, that any severance payment shall never be less than two (2) weeks’ base salary, and such amount is acknowledged to be full and adequate consideration for this Agreement.

8. RELEASE. You agree to release and hold harmless (on behalf of yourself and your family, heirs, executors, successors and assigns) now and forever, the Employer and the Company and any of the foregoing entities’ past, present or future parent and subsidiary corporations, affiliates, divisions, successors and assigns (whether or not incorporated) and any of its past, present or future employees, agents, assigns, officers, directors, shareholders and attorneys whether acting in their individual or representative capacity from and waive any claim that you have presently, may have or have had in the past, known or unknown, against the Employer and the Company upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the date of this release, including, without limitation, all claims arising from your employment with, or termination of employment from, the Employer and the Company, or otherwise.

9. EXTENT OF RELEASE. This Agreement is valid whether any claim or right arises under any federal, state or local statute (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the 1990 Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, and all other applicable statutes regulating the terms and conditions of your employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge, slander, libel or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Employer and/or the Company and you, including, without limitation, any claim you might have for termination or severance pay pursuant to the Employer’s severance policies or practices as from time to time in effect, or otherwise.

You agree, represent and warrant that you are the sole owner of the claims that are released in this Agreement and that you have the full right and power to grant, execute and deliver the releases and promises in this Agreement. The consideration offered herein is accepted by you as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and you expressly agree that you are not entitled to and shall not receive any further recovery of any kind from the Employer or the Company, and that in the event of any further proceedings whatsoever based upon any matter released herein, the Employer or the Company shall have no further monetary or other obligation of any kind to you, including any obligation for any costs, expenses and attorneys’ fees incurred by you or on your behalf.

10. RESTRICTIONS. You will not initiate or cause to be initiated on your behalf, any lawsuit or other legal action against the Employer or the Company seeking personal recovery. You further represent and warrant that neither you, nor any person, organization or entity acting on your behalf, has filed or initiated any complaint, charge, claim or proceeding against the Employer before any court or other body relating to your employment or the termination thereof (each individually a “Proceeding”). You waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any past, present or future Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). You understand that by entering into this Agreement, you will be limiting the availability of certain remedies that you may have against the Employer and/or the Company and limiting also your ability to pursue certain claims against the Employer and/or the Company. This section shall be administered subject to any limitations imposed by applicable federal or state law including the Age Discrimination in Employment Act, the Fair Labor Standards Act and applicable EEOC regulations. Employer and Company acknowledge that the restrictions contained in this section do not apply to a legal action initiated by you to enforce the terms of this Agreement.

11. FUTURE ASSISTANCE. Upon request, you agree to provide such assistance and cooperation in any matter relating to your expertise or experience as the Employer may reasonably request including your attendance and truthful testimony where deemed appropriate by the Employer, to the Employer’s defense or prosecution of any existing or future claims or litigations of which the Employer identifies you as potentially having knowledge. The Employer shall pay you reasonable costs and expenses in connection therewith.

12. CONSULTING AGREEMENT. On the Termination Date, and as partial consideration of the parties’ obligations and promises hereunder, you agree to execute the Consulting Agreement annexed hereto as Exhibit A (the “Consulting Agreement”).

13. RIGHT TO COUNSEL. The Employer hereby advises you that you should consult with an attorney prior to execution of this Agreement. You acknowledge that you understand it is in your best interest to have this document reviewed by an attorney of your own choosing and at your own expense, and you hereby acknowledge that you have been afforded not less than twenty-one (21) days during which to consider this Agreement and to have it reviewed by your attorney.

14. FREE WILL. You are entering into this Agreement of your own free will and without coercion, intimidation or threat of retaliation. You acknowledge and agree that the Employer and/or the Company have not exerted any undue pressure or influence on you in this regard. You acknowledge that you have had reasonable time to determine whether entering into this Agreement is in your best interest and you have read and fully understand the terms set forth in this Agreement. You understand that if you request additional time to review the provisions of this Agreement, a reasonable extension of time will be granted.

15. BREACH OF AGREEMENT/PENALTIES. If you initiate or participate in any lawsuit or other legal action, as described in Section 10, or if you fail to abide by any of the terms of this Agreement, the Employer may reclaim any amounts paid under this Agreement, without waiving the release granted herein, and terminate any benefit or payments that are due under the Agreement, in addition to any other remedies it may have. In addition, you shall pay the Employer all of its actual attorneys’ fees and costs incurred resulting from, or incident to, such violation and you agree to pay such fees and costs within thirty (30) days of the Employer’s written demand.

16. REVOCATION AND EFFECTIVE DATE. This Agreement may be revoked by you within the seven (7) days after the date on which you sign this Agreement and it is received by the Employer. You understand that this Agreement shall not become binding or enforceable until this seven (7) day period has expired without you having so revoked. This Agreement shall become effective on the eighth (8th) day following your signing of this Agreement (the “Effective Date”) provided that you have not revoked the Agreement prior to such date. Any such revocation must be made in a signed letter executed by you and received by the Employer at the following address no later than 5 p.m. Eastern Standard Time on the seventh day after you have executed this Agreement: 345 South High Street, Suite 201, Muncie, IN 47305, Attn.: Senior Vice President, Human Resources, Jarden Corporation. You understand that if you revoke this Agreement, this Agreement will not be effective or enforceable by you and you will not be entitled to any payments and benefits hereunder. You understand and agree that you will not receive the payments and benefits set forth in this Agreement, except for your execution of this Agreement and the fulfillment of your promises set forth herein. Any notice to be given under this Agreement (other than the revocation, if any, set forth above) shall be given in writing and delivered either personally or sent by certified mail to the Employer c/o Senior Vice President, Human Resources, Jarden Corporation at the above address and to you at your address in the Employer’s records.

17. CONFIDENTIALITY. In addition to any agreement related to trade secrets, confidential information and/or work products previously executed by you, you will not at any time divulge to any other entity or person any information acquired by you concerning the financial affairs of the Employer or the Company, its affiliates and subsidiaries, its officers, directors, employees and/or shareholders or the Employer’s or the Company’s business processes or methods or research, development or marketing programs or plans, any other of its trade secrets, any information regarding personal matters of any directors, officers, shareholders, employees or agents of the Employer or the Company or their respective family members, any information concerning this

Agreement or the terms thereof or any information concerning the circumstances of your employment with and the termination of your employment from the Employer or the Company, or any information regarding discussions related to any of the foregoing or make, write, publish, produce or in any way participate in placing into the public domain any statement, opinion or information with respect to any of the foregoing or which reflects adversely upon or would reasonably impair the reputation or best interests of the Employer or any of its directors, officers, employees or agents or their respective family members. Confidential information does not include (i) information which is required to be disclosed by court order, subpoena or other judicial process, (ii) information regarding your job responsibilities during your employment with the Employer to prospective employers in connection with an application for employment, (iii) information regarding the financial terms of this Agreement to your spouse or your tax advisor for purposes of obtaining tax advice provided that such persons are made aware of and agree to comply with the confidentiality obligation, or (iv) information which is necessary to be disclosed to your attorney to determine whether you should enter into this Agreement.

The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial or any posting on the Internet. In addition to any and all other remedies available to the Employer for any violation of this Section, you agree to immediately remit and disgorge to the Employer any and all payments paid or payable to you in connection with or as a result of engaging in any of the above acts.

18. DISCLOSURE OF CONFIDENTIAL INFORMATION. In the event that you are required to make disclosure under any court order, subpoena or other judicial process, you will cooperate with the Employer and provide the Employer with prompt written notice, take all steps requested by the Employer to defend against the compulsory disclosure and permit the Employer to participate with counsel of its choice in any proceeding relating to the compulsory disclosure. You acknowledge that all information, the disclosure of which is prohibited by this section, is of a confidential and proprietary character and of great value to the Employer and/or the Company. You also acknowledge that, to the extent you had access to and became acquainted with confidential information of the Employer and/or the Company, any subsequent employment with a competitor of the Employer during the period set forth in Section 19 hereof would inevitably result in a prohibited disclosure of confidential information.

19. COVENANT AGAINST COMPETITION, SOLICITATION. For a period of twelve (12) months following the Termination Date, you shall not, without the prior written consent of the Company’s Senior Vice President, Human Resources, directly or indirectly own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in competition with, perform services for, own an interest in, or otherwise participate in a “Competitive Business”. This restriction of competition is limited to provision of the same or similar services as those performed by you during your employment with the Employer. Notwithstanding the foregoing, this provision shall not prohibit you from performing any services for any entity if such services are performed outside the United States and Canada unless those services were provided outside the United States and Canada during the term of your employment in which case the restriction shall extend to those geographic areas in comity with those services provided; nor shall it prohibit you from performing any service for any entity if such services are in no way related to any business which is competitive with the business of the Employer. A “Competitive Business” means the business engaged in by the Employer and all of its direct and indirect subsidiary companies.

You further agree that for a period of twelve (12) months following the Termination Date, you shall not, without the prior written consent of the Employer’s Senior Vice President, Human Resources, directly or indirectly (i) hire or solicit for employment any employees of the Employer or any of its direct or indirect subsidiary companies or (ii) otherwise solicit, induce or influence, or attempt to solicit, induce or influence, any person then employed by the Employer or any of its direct or indirect subsidiary companies to terminate his or her employment relationship with the Employer or any such subsidiary companies or interfere with any such employment by or association with the Employer or any such subsidiary companies.

20. NON-ADMISSION. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Employer or the Company.

21. SEVERABILITY CLAUSE. Should any provision or part of this Agreement be found to be invalid or unenforceable, only that particular provision or part so found and not the entire agreement shall be inoperative.

22. OFFSET. The Employer shall be entitled to offset any sums owed by you to the Employer against the compensation and benefits payable pursuant to Section 1 including, but not limited to, any severance pay and/or Employer contributions to your medical and/or dental coverage provided to you prior to the Effective Date of this Agreement.

23. NO REINSTATEMENT OF EMPLOYMENT OR RE-EMPLOYMENT. You expressly waive any right or claim you may have for reinstatement of employment or re-employment with the Employer and you expressly covenant not to bring any suit or claim against the Employer should you seek employment with the Employer in the future and be denied such employment. You also agree that this Agreement shall act as a complete bar to your entitlement to any legal, equitable or administrative relief based upon such denial of employment.

24. ASSIGNMENT. This Agreement is personal to you and you may not assign any rights or delegate any responsibilities hereunder.

25. GOVERNING LAW AND CHOICE OF FORUM. This Agreement shall be governed by, and construed pursuant to, the laws of the State of New York applicable to transactions executed and to be wholly performed in New York between residents thereof, without regard to choice of law principles. The parties consent and agree to the exclusive jurisdiction of the Federal and State courts having jurisdiction over New York, New York, for all purposes.

26. ENTIRE AGREEMENT. This Agreement, including documents referenced herein, expressly supersedes any and all previous understandings and agreements between the Employer and/or the Company and you and constitutes the sole and exclusive understanding between the Employer and/or the Company and you concerning the subjects set forth herein, other than any agreements related to non-competition or trade secrets, confidential information and/or work product previously executed by you. This Agreement may not be altered, modified, changed or discharged except in a writing signed by you and agreed to by the Employer. You understand and agree that other than as set forth in this Agreement, you will not receive any compensation, payments or benefits of any kind from the Employer and/or the Company and you expressly agree that you are not entitled and have no right to any additional compensation, payments or benefits other than the payment of vested benefits (if any) under the terms of the Employer’s qualified pension plans, as amended from time to time.

If the foregoing correctly reflects our mutual agreements, please execute and return to the undersigned an original of this Agreement in the postage paid envelope included with this letter no later than twenty-one (21) days. Until the Effective Date, you will not receive any of the benefits outlined in this letter.

If you have any questions, please let me know.

Sincerely,

By:	/s/ J. David Tolbert
Name:	J. David Tolbert
Title:	Senior Vice President, Human Resources and Corporate Risk

ADDENDUM A

AGREEMENT AND

ACKNOWLEDGMENT

I, Desiree DeStefano, acknowledge receipt of the Agreement and I agree to all the terms and conditions set forth in the Agreement. I have read and fully understand the terms set forth in the Agreement and enter into such agreement of my own free will and without coercion, intimidation or threat of retaliation. I also acknowledge and understand that I have been afforded twenty-one (21) days to consider the Agreement and to have the Agreement reviewed by my attorney if I so choose. I further understand that I have seven (7) days to revoke the Agreement after the date I sign the Agreement.

Signature:	/s/ Desiree DeStefano	Date: 3-9-07

STATE OF New York	)
)
COUNTY OF Westchester	)

BE IT REMEMBERED that on this 9th day of March, 2007, before me, the subscriber, personally appeared Desiree DeStefano, who, I am satisfied, is the person named in and who executed the within instrument and thereupon she acknowledged that she signed, sealed and delivered the same as her own voluntary act and deed for the uses and purposes therein expressed.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, the day and year last above written.

/s/ Stephanie Abrams
Notary Public
My Commission Expires July 31, 2010

[Notary Stamp Affixed]